                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)



FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]


--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                  Textron Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Textron Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                  Textron Logo

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                            ------------------------

To The Shareholders of Textron Inc.:

     The 1997 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 23, 1997, at 10:30 a.m. AT THE WORTHINGTON HOTEL, 200 MAIN STREET, FORT WORTH, TEXAS for the following purposes:

          1. To elect five directors in Class I for a term of three years in accordance with Textron's By-Laws (Item 1).

          2. To approve the amendment of Article Fourth of Textron's Restated Certificate of Incorporation to increase the number of authorized shares of Textron Common Stock to 500 million, which is RECOMMENDED by the Board of Directors (Item 2).

          3. To approve an amendment to the Textron 1994 Long-Term Incentive Plan, which is RECOMMENDED by the Board of Directors (Item 3).

          4. To ratify the appointment of Ernst & Young LLP as Textron's independent auditors for 1997, which is RECOMMENDED by the Board of Directors (Item 4).

          5. To transact such other business as may properly come before the meeting.

     You are entitled to vote all shares of Common and Preferred Stock registered in your name at the close of business on February 28, 1997. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

     A list of shareholders entitled to vote at the 1997 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's corporate office, 40 Westminster Street, Providence, Rhode Island 02903.

                                       /s/ James F. Hardymon
                                            James F. Hardymon
                                            Chairman and
                                            Chief Executive Officer

Providence, Rhode Island
March 12, 1997

                                  TEXTRON INC.

                                PROXY STATEMENT

GENERAL

     This Proxy Statement, which is being mailed on or about March 12, 1997, to each person entitled to receive the accompanying Notice of Annual Meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 23, 1997, and at any adjournments thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.


     All shareholders of record at the close of business on February 28, 1997, will be entitled to vote. As of February 28, 1997, Textron had outstanding 83,027,315 shares of Common Stock; 239,498 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 105,085 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting.


                             ELECTION OF DIRECTORS

     The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. It is the intention of the persons named in the accompanying proxy, unless otherwise instructed, to vote to elect Teresa Beck, Lewis B. Campbell, R. Stuart Dickson, John D. Macomber and John W. Snow to Class I. Each nominee presently serves as a director of Textron. Information is furnished below with respect to each nominee for election and each director continuing in office.

                             NOMINEES FOR DIRECTOR

                 CLASS I -- NOMINEES FOR TERMS EXPIRING IN 2000

(PHOTO OF TERESA BECK)

                  TERESA BECK                                DIRECTOR SINCE 1996

                       Ms. Beck, 42, is chief financial officer and a member of
                  the Executive Council of American Stores Company, one of the nation's largest food and drug retailers. She joined American Stores Company in 1982 and progressed through various executive positions. Ms. Beck was named Senior Vice President of Finance and Assistant Secretary in 1989, became Executive Vice President, Administration in 1992 and served as Executive Vice President, Finance from 1994 until assuming her current position in 1995. She is a member of the Board of Directors of The Children's Center (Utah) and Utah Partnership for Educational and Economic Development, Inc.

(PHOTO OF LEWIS B. CAMPBELL)

                  LEWIS B. CAMPBELL                          DIRECTOR SINCE 1994

                       Mr. Campbell, 50, is President and chief operating
                  officer of Textron. He joined Textron in 1992 as Executive Vice President and chief operating officer and assumed his present position in 1994. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. He began his career at General Motors in 1968 and progressed through various product design, engineering, manufacturing and management positions. Mr. Campbell served as a Vice President of General Motors and General Manager of its Flint Automotive Division Buick-Oldsmobile-Cadillac Group from 1988 to 1991 and became General Manager of its GMC Truck Division in 1991. Mr.
Campbell is a director of Avco Financial Services, Inc., The Paul Revere Corporation and Citizens Financial Group, Inc.


(PHOTO OF R. STUART DICKSON)


                  R. STUART DICKSON                          DIRECTOR SINCE 1984

                       Mr. Dickson, 67, was Chairman of the Board of Ruddick
                  Corporation, a diversified holding company with interests in industrial sewing thread and regional supermarkets, from 1968 until 1994. Mr. Dickson currently serves as Chairman of the Ruddick Executive Committee. Mr. Dickson is a director of Ruddick Corporation, First Union Corporation, PCA International, United Dominion Industries and Dimon Incorporated. He is Chairman of the Charlotte-Mecklenburg Hospital Authority and a trustee of Davidson College.



(PHOTO OF JOHN D. MACOMBER)

                  JOHN D. MACOMBER                           DIRECTOR SINCE 1993

                       Mr. Macomber, 69, is Principal of JDM Investment Group, a
                  private investment firm. He joined the firm as Principal in 1992. Mr. Macomber was chief executive officer of Celanese Corporation, a diversified chemical company, from 1977 to 1986 and also served as Chairman from 1980 to 1986. He served as Chairman and President of the Export-Import Bank of the United States from 1989 to 1992. He is a director of Bristol Myers Squibb Co., The Brown Group, Inc., Lehman Brothers Holdings Inc., Pilkington Ltd. and Xerox Corporation. He is also a director of The Atlantic Council of the United States, The French-American Foundation and the National Executive Services
Corps. Mr. Macomber is on the Advisory Board of the Center for Strategic and International Studies and STRIVE. He is a trustee of The Folger Library and a member of the Council on Foreign Relations and the Bretton Woods Committee. Mr. Macomber is Chairman of the Council for Excellence in Government and a trustee of the Carnegie Institute of Washington.

                         DIRECTORS CONTINUING IN OFFICE

                        CLASS II -- TERMS EXPIRE IN 1998
--------------------------------------------------------------------------------

(PHOTO OF JOHN W. SNOW)

                  JOHN W. SNOW                               DIRECTOR SINCE 1991

                       Mr. Snow, 57, is Chairman, President and chief executive
                  officer of CSX Corporation, an international transportation company that offers a variety of rail, container-shipping, trucking and barge services. He joined a predecessor company of CSX Corporation in 1977 as Vice President-Government Affairs and progressed through various executive positions. Mr. Snow became President and a director of CSX Corporation in 1988, chief executive officer in 1989 and Chairman in 1991. Mr. Snow is a director of USX Corporation, NationsBank Corporation, Bassett Furniture Industries, Inc. and Circuit
City Stores, Inc. He is Chairman of the Business Roundtable and a member of the board of trustees of Johns Hopkins University.
                  PAUL E. GAGNE                              DIRECTOR SINCE 1995


(PHOTO OF PAUL E. GAGNE)

                       Mr. Gagne, 50, is President and chief executive officer
                  of Avenor Inc., a forest products company. He joined Avenor in 1981 as chief internal auditor and progressed through various executive positions. Mr. Gagne became President and chief operating officer in 1990 and assumed his present position in 1991. Mr. Gagne is Chairman of Pacific Forest Products Ltd., a subsidiary of Avenor, a director of Inmet Mining Corporation, Wajax Limited, Celanese Canada Limited and Textron Canada Limited. He is a member of the board of C.D. Howe Institute and the Conference Board of Canada and a director of the World
Business Council for Sustainable Development.


(PHOTO OF JAMES F. HARDYMON)

                  JAMES F. HARDYMON                          DIRECTOR SINCE 1989

                       Mr. Hardymon, 62, is Chairman and chief executive officer
                  of Textron. He joined Textron in 1989 as President and chief operating officer, became chief executive officer in 1992, assumed the additional title of Chairman in 1993 and relinquished the title of President to Mr. Campbell in 1994. Prior to joining Textron, Mr. Hardymon was President, chief operating officer and a director of Emerson Electric Co., a global manufacturer of electrical and electronic products and systems. Mr. Hardymon joined Emerson Electric's Browning Manufacturing Division in 1961 and progressed through various executive positions at Emerson. Mr. Hardymon served as Vice Chairman and chief operating officer of Emerson from 1987 to
1988, and then served as President and chief operating officer of Emerson until joining Textron in 1989. Mr. Hardymon also served as a director of Emerson from 1987 until he joined Textron. Mr. Hardymon is a director of Avco Financial Services, Inc., The Paul Revere Corporation and Fleet Financial Group, Inc., a trustee of the University of Kentucky and a member of the board of the National Association of Manufacturers.

(PHOTO OF DANA G. MEAD)


                  DANA G. MEAD                               DIRECTOR SINCE 1996


                       Mr. Mead, 61, is Chairman and chief executive officer of
                  Tenneco Inc., a global manufacturing company that owns and manages businesses in two sectors: automotive parts and packaging. He joined the company as President and chief operating officer in 1992 and assumed his current position in 1994. Prior to joining Tenneco, Mr. Mead was Executive Vice President and a director of International Paper Company, a manufacturer of paper, pulp and wood products. He joined International Paper in 1978, became Senior Vice President in 1981 and Executive Vice President in 1988. Mr. Mead is also a director of Unisource Worldwide, Inc. and Baker Hughes Incorporated in addition to Newport News Shipbuilding Inc. and Case Corporation, both former Tenneco subsidiaries. Mr. Mead is the U.S. Business Chairman of the Transatlantic Business Dialogue, Chairman of The Citizens Democracy Corps, a lifetime trustee of the West Point Association of Graduates and a member of the M.I.T. Corporation. He was the 1995-1996 Chairman of the National Association of Manufacturers and Chairs its Executive Committee. Mr. Mead is also a Presidential Commissioner on White House Fellowships.


(PHOTO OF BARBARA SCOTT PREISKEL)

                  BARBARA SCOTT PREISKEL                     DIRECTOR SINCE 1975

                       Mrs. Preiskel, 72, is a director of American Stores
                  Company, General Electric Company, Massachusetts Mutual Life Insurance Company and The Washington Post Company. She is a trustee of Wellesley College and Tougaloo College. Mrs. Preiskel is a former Senior Vice President and General Counsel of the Motion Picture Association of America, Inc. She joined the Association in 1959 as Deputy Attorney, was elected a Vice President in 1971 and served as Senior Vice President from 1977 to 1983.


(PHOTO OF THOMAS B. WHEELER)

                  THOMAS B. WHEELER                          DIRECTOR SINCE 1993

                       Mr. Wheeler, 60, is Chairman and chief executive officer
                  of Massachusetts Mutual Life Insurance Company. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and chief operating officer in 1987 and assumed his current position in 1988. He is a director of The Bank of Boston Corporation and Chairman of Oppenheimer Acquisition Corp. and David L. Babson & Co. Inc. Mr. Wheeler is Chairman of Jobs for Massachusetts and Springfield College and a trustee of the Basketball Hall of Fame and the
Springfield Orchestra Association.

                       CLASS III -- TERMS EXPIRE IN 1999
--------------------------------------------------------------------------------
                  H. JESSE ARNELLE                           DIRECTOR SINCE 1993
(PHOTO OF H. JESSE ARNELLE)

                       Mr. Arnelle, 63, is senior partner in the law firm of
                  Arnelle, Hastie, McGee, Willis & Greene, San Francisco. The firm of Arnelle and Hastie, which he co-founded in 1985, merged with McGee, Willis & Greene in 1994. He is a director of FPL Group, Inc., Wells Fargo & Company and Wells Fargo Bank, N.A., WMX Technologies, Inc., Eastman Chemical Corporation, Armstrong World Industries and Union Pacific Resources, Inc. Mr. Arnelle is Chairman of the Board of Trustees of Pennsylvania State University and a director of the National Football Foundation and College Hall of Fame.
--------------------------------------------------------------------------------
                  BRIAN H. ROWE                              DIRECTOR SINCE 1995
(PHOTO OF BRIAN H. ROWE)

                       Mr. Rowe, 65, is the retired Chairman and now a
                  consultant of GE Aircraft Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications, and Executive Vice Chairman of American Regional Aircraft Industry, Inc. He joined General Electric in 1957 and held various senior management positions with GEAE. Mr. Rowe became President and chief executive officer of GEAE in 1979 and Chairman in 1993, serving in that capacity until his retirement in 1994. Mr. Rowe is a director of Atlas Air, Inc., B/E Aerospace, Canadian Marconi, Fifth Third Bank, Stewart & Stevenson Services, Inc. and Cincinnati Bell Inc.
--------------------------------------------------------------------------------

                  SAM F. SEGNAR                              DIRECTOR SINCE 1982
(PHOTO OF SAM F. SEGNAR)

                       Mr. Segnar, 69, is the retired Chairman and chief
                  executive officer of Enron Corporation and former Chairman of the Board of Vista Chemical Co. and Collecting Bank, N.A., Houston, TX. Mr. Segnar is a director of Seagull Energy Corporation, Gulf States Utilities Company, ProBank, N.A. and Mapco Inc. and an advisory director of Pilko and Associates Inc. He is a trustee of the John Cooper School, the Texas A&M Institute of Bio-Science and Technology and the Texas A&M School of Business Administration. He is a member of the National Advisory Board of The First Commercial Bank Corporation, Little Rock, AK.
--------------------------------------------------------------------------------

                  JEAN HEAD SISCO                            DIRECTOR SINCE 1975
(PHOTO OF JEAN HEAD SISCO)

                       Mrs. Sisco, 71, is a partner in the international trade
                  consulting firm of Sisco Associates. She is a director of The Neiman Marcus Group, Inc., Santa Fe Pacific Gold Corporation, Chiquita Brands International, Inc., Washington Mutual Investors Fund, Inc., K-Tron International, Inc. and American Funds -- Series I. She held various executive offices with the Washington, D.C. department store chain of Woodward & Lothrop from 1950 to 1974. She served as a consultant on governmental and public affairs to the American Retail Federation from 1974 to 1977. She is Treasurer of Reading is Fundamental, past Chairman of the National Association of Corporate Directors,
Chairman of the Leadership Foundation and Secretary of the International Women's Forum.

                  MARTIN D. WALKER                           DIRECTOR SINCE 1986

(PHOTO OF MARTIN D. WALKER)
                       Mr. Walker, 64, is Chairman of M. A. Hanna Company, an
                  international specialty chemicals company. He joined the company in 1986 as Chairman and chief executive officer, and relinquished the title of chief executive officer in January, 1997. From 1982 to 1986, Mr. Walker was Executive Vice President and a member of the Office of the Chief Executive of Rockwell International Corporation, a multi-industry company engaged in electronics, aerospace, automotive and graphics businesses. Mr. Walker served as Senior Vice President of Rockwell and President of its Automotive Operations from 1978 to 1982. Mr. Walker was a director of Ex-Cell-O Corporation from 1983 until its acquisition by Textron in 1986. Mr. Walker is a director of Comerica, Inc., The Reynolds and Reynolds Company and The Timken Company.

THE BOARD OF DIRECTORS

     Meetings and Organization

     During 1996, the Board of Directors met ten times and the Executive Committee of the Board met once. The Board has standing Audit, Nominating and Board Affairs, Organization and Compensation, and Pension Committees.

     Compensation of Directors

     For their service on the Board, non-employee directors are paid an annual retainer of $41,000 plus $1,200 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees receive $1,200 for each committee meeting attended; and the chairman of each standing committee receives an additional $5,000 per year.

     Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account or into an account consisting of Textron stock units, which are equivalent in value to Textron Common Stock. Directors must defer a minimum of $16,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 25 percent of the amount deferred by the director into this account during the quarter. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one-half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron will contribute to the stock unit account an amount equal to 20 percent of the then current annual retainer to each director who is serving as a director on the date of Textron's annual meeting of shareholders and has been a director for more than three months.

     Each non-employee director has received 1,000 restricted shares of Textron Common Stock. Except in the case of the director's death or disability or a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on page 19 of this Proxy Statement), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least 5 years of Board service.

     Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

     Audit Committee

     The Audit Committee recommends to the Board the selection of independent auditors to conduct the annual audit of Textron's financial statements; reviews the scope and costs of the audit plans of the independent auditors and internal auditors and the scope and costs of non-audit services provided by the independent auditors; reviews with management and the independent auditors Textron's annual financial statements; reviews Textron's compliance programs; and reviews with management, the independent auditors and the internal auditors Textron's internal accounting controls. The Audit Committee is available to meet privately and separately with the independent auditors and the internal auditors without management being present. The following four non-employee directors presently comprise the Audit Committee: Mrs. Sisco (Chairman), Mr. Dickson, Mr. Gagne and Mr. Wheeler. During 1996, the Audit Committee met five times. Various members of management are regularly invited to be present at Audit Committee meetings. The Vice President-Audit and Business Ethics has direct access to the Audit Committee and to Textron's chief executive officer.

     Nominating and Board Affairs Committee

     The Nominating and Board Affairs Committee reviews the qualifications of, and recommends to the Board, individuals for nomination by the Board as directors of Textron. Textron's By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. In making its recommendations to the Board, the Nominating and Board Affairs Committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. Shareholders wishing to recommend individuals as candidates for nomination by the Board should submit their recommendations in writing by December 1 of the year preceding the annual meeting of shareholders to the Nominating and Board Affairs Committee, c/o the Secretary of Textron, along with a description of the proposed candidate's qualifications and other pertinent biographical information as well as a written consent from the proposed candidate. In addition, the Nominating and Board Affairs Committee conducts reviews and makes recommendations to the Board on the organization of the Board, Board compensation, overall performance of the Board and other matters of corporate governance. The following four non-employee directors presently comprise the Nominating and Board Affairs Committee: Mrs. Preiskel (Chairman), Mr. Macomber, Mr. Rowe and Mr. Segnar. During 1996, the Nominating and Board Affairs Committee met three times.

     Organization and Compensation Committee

     The Organization and Compensation Committee recommends to the Board compensation arrangements for senior executive officers and approves compensation arrangements for other executive officers. In addition, the Organization and Compensation Committee reviews the responsibilities and performance of senior executive officers, plans for their succession, and approves changes in executive officers. The following five non-employee directors presently comprise the Organization and Compensation Committee: Mr. Walker (Chairman), Mr. Arnelle, Mr. Macomber, Mrs. Preiskel and Mr. Segnar. During 1996, the Organization and Compensation Committee met four times.

     Pension Committee

     The Pension Committee is responsible for overseeing the operations of Textron's tax-qualified retirement plans. The Pension Committee recommends to the Board the selection of independent actuaries and auditors for the major qualified plans and reviews the management of investments, the accounting for and the valuation of plans, and any material changes in their design and funding. The following four non-employee directors presently comprise the Pension Committee: Mr. Wheeler (Chairman), Mr. Arnelle, Mr. Rowe and Mr. Snow. During 1996, the Pension Committee met twice.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

     The following table lists all shareholders known by Textron to own beneficially more than five percent of any class of Textron's voting stock as of December 31, 1996:

                                                                 AMOUNT AND NATURE
                                    NAME AND ADDRESS OF            OF BENEFICIAL           PERCENT
      TITLE OF CLASS                 BENEFICIAL OWNER                OWNERSHIP             OF CLASS
---------------------------  ---------------------------------   -----------------         --------
Common Stock...............  Bankers Trust Company, 280 Park     15,158,267 shares(1)        18.3%
                             Avenue, New York, New York 10017
Common Stock...............  The Capital Group Companies, Inc.    4,227,100 shares(2)         5.1%
                             333 South Hope Street Los Ange-
                             les, California 90071

---------------

     (1) Bankers Trust Company has informed Textron that the reported number includes 2,320,765 shares as to which it has sole investment power and 5,000 shares as to which it shares investment power, 38,550 shares which it holds as Trustee under the Paul Revere Savings Plan and as to which it disclaims any beneficial interest and 12,793,952 shares (15.45% of the class) which it holds as Trustee under the Textron Savings Plan and as to which it disclaims any beneficial interest. Shares held by Bankers Trust Company as Trustee under the Textron Savings Plan and Paul Revere Savings Plan will be voted at the annual meeting in accordance with instructions from the participants in the Plans, or, in the absence of instructions, by Bankers Trust Company as Trustee in accordance with the Plans.

     (2) Pursuant to a statement filed by The Capital Group Companies, Inc. with the Securities and Exchange Commission in accordance with Rule 13d of the Securities Exchange Act of 1934 on behalf of itself, The Capital Group Companies, Inc. has reported that it has sole voting power over 1,764,700 shares and sole investment power over 4,227,100 shares. The Capital Group Companies, Inc. disclaims any beneficial interest in the shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below in the column headed "Number of Shares of Common Stock" are the number of shares of all classes of Textron stock beneficially owned by each director of Textron, by each executive officer of Textron named in the Summary Compensation Table on page 15 of this Proxy Statement and by all current directors and executive officers as a group. Directors and executive officers as a group beneficially owned 1.08% of the outstanding shares of Common Stock. No director or executive officer beneficially owned in excess of 1% of the outstanding shares of Common Stock. Ownership indicated is as of December 31, 1996.

     The column headed "Number of Shares of Common Stock" includes shares held for Textron executive officers by the bank trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1996, and shares held jointly. Each director and officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the bank trustee under the Textron Savings Plan or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of shareholders. The column headed "Total Common Stock-Based Holdings" includes Common Stock beneficially owned and other Common Stock-based holdings in the form of stock units, performance share units, restricted stock, retirement stock incentive units and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of Common Stock).

                                                                 NUMBER                  TOTAL
                                                                OF SHARES            COMMON STOCK-
                         NAME                             OF COMMON STOCK(1)(2)      BASED HOLDINGS
-------------------------------------------------------   ---------------------   --------------------
H. Jesse Arnelle.......................................            1,133                    3,316
Teresa Beck............................................            1,050                    1,153
Lewis B. Campbell......................................          131,461                  216,689
R. Stuart Dickson......................................           20,591                   24,376
Paul E. Gagne..........................................            1,014                    1,845
James F. Hardymon......................................          175,408                  957,477
Wayne W. Juchatz.......................................           20,418                   39,367
Stephen L. Key.........................................           19,035                   59,660
John D. Macomber.......................................            5,597                    8,413
Dana G. Mead...........................................            1,000                    1,184
Barbara Scott Preiskel.................................            2,783                   10,945
Brian H. Rowe..........................................            1,016                    2,173
Sam F. Segnar..........................................            1,997                    9,059
Jean Head Sisco........................................            2,035                    8,163
John W. Snow...........................................            2,000                    7,262
Martin D. Walker.......................................            1,787                    8,664
William F. Wayland.....................................           58,160                  118,864
Thomas B. Wheeler......................................            1,082                    6,663
All current Directors and Executive Officers as a Group
  (38 persons).........................................          892,386(3)             2,108,200

---------------

     (1) Includes the following shares as to which voting and investment powers are shared: Mr. Dickson -- 17,000; Mr. Segnar -- 500; and Mr. Snow -- 1,000.

     (2) Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1996: Mr. Campbell -- 127,000; Mr. Hardymon -- 157,325; Mr. Juchatz -- 15,249; Mr. Key -- 18,750; and
Mr. Wayland -- 51,750.

     (3) Includes 1,819 shares as to which voting and investment powers are shared and 731,018 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1996.

                            ------------------------

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of Textron's executive compensation program is to attract and retain the most qualified executives to lead our diversified corporation and to motivate them to produce strong financial performance for the benefit of our shareholders. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries with which we compete for customers and executives, and to provide total compensation opportunities at or above the 75th percentile of those corporations for achieving outstanding performance. Total compensation opportunities for 1996 for the chief executive officer and for the other executive officers in general were consistent with this philosophy. In determining competitive compensation for each of the components of executive compensation described below, Textron analyzes data from several independent compensation surveys. The companies included in the compensation surveys (the "surveyed companies") are not identical to those included in the peer group compiled for the performance graph on page 20 of this Proxy Statement, although many companies are included in both groups. The number of surveyed companies is greater than the number of companies included in the peer group.

EXECUTIVE COMPENSATION PROGRAM

     Each year the Organization and Compensation Committee, which is comprised entirely of non-employee directors, recommends to the Board of Directors compensation arrangements for senior executive officers, including the officers named in the Summary Compensation Table on page 15 of this Proxy Statement (the "Named Officers") and approves compensation arrangements for other executive officers. Such compensation arrangements include annual salary levels, salary grade ranges, annual and long-term incentive plan design, participation and grants thereunder, standards of performance for new grants, and payouts from past grants. The full Board of Directors unanimously approved the recommendations made by the Organization and Compensation Committee for 1996. Messrs. Hardymon and Campbell did not, however, participate in the deliberations of the Organization and Compensation Committee or Board of Directors regarding their own compensation.

     Textron's executive compensation program is comprised of three principal components: salary, annual incentive compensation and long-term incentive compensation.

     SALARY

     Salary ranges for Textron's executive officers, which were increased by 2.7 percent for 1996, were set so that the midpoints of the ranges approximate the 50th percentile for comparable positions at the surveyed companies. Individual salaries were considered for adjustment periodically, based on position in salary range, individual performance and potential, and/or change in duties or level of responsibility.

     ANNUAL INCENTIVE COMPENSATION

     All executive officers participate in Textron's Annual Incentive Compensation Plan. In 1996, target annual incentive compensation opportunities were established so that the combination of base salary and target annual incentive awards (60% of salary for the chief executive officer and the chief operating officer and either 50% or 45% of salary for the other Named Officers) would approximate the 50th percentile of compensation for comparable positions in the surveyed companies. Annual incentive payments are generally limited to twice the target award level, but the Committee can make payments above these levels if it deems performance warrants. The factors considered by the Committee in recommending 1996 incentive compensation payments for executive officers included the degree to which certain overall corporate and individual performance objectives were achieved. In determining the level of 1996 annual incentive compensation for the executive officers, the Committee evaluated performance relative to three key corporate financial objectives: earnings per share, free cash flow and return on equity. The 1996 results exceeded each of these objectives. Individual awards were also based on the Committee's assessment of each executive officer's performance against non-financial objectives which reflect their specific responsibilities. The annual incentive compensation earned by the Named Officers is reported in the "Bonus" column of the Summary Compensation Table on page 15 of this Proxy Statement.

     LONG-TERM INCENTIVE COMPENSATION

     Under the Textron 1994 Long-Term Incentive Plan (the "1994 Plan"), executive officers may be granted awards of stock options, performance share units, or both. Ranges established by the Committee for stock option and performance share unit grants enable the Committee to make grants that can produce total compensation opportunities at or above the 75th percentile for comparable positions at the surveyed companies as warranted by performance.

     1996 Grants of Stock Options

     Pursuant to the 1994 Plan, the Committee recommended to the Board of Directors the number of stock options to be granted based on the executive officer's functions and responsibilities, past and expected future performance, potential contributions to Textron's profitability and growth and prior option grants. Overall past corporate performance was not considered in determining the number of stock options to be granted. In accordance with the 1994 Plan, stock options granted in 1996 were at a purchase price equal to 100% of the fair market value of Textron Common Stock at the time of the option grant. The grants were made within the ranges referred to above under the heading, "Long-Term Incentive Compensation." Information on the stock options granted during fiscal year 1996 to the Named Officers appears in the table on page 16 of this Proxy Statement.

     1996 Payouts of Previously Granted Performance Share Units

     The 1996 payouts to executive officers were for performance share units granted for the three-year performance cycle ending December 28, 1996. The Committee recommended to the Board of Directors payouts in a range of 50% to 100% of such performance share unit grants. The payouts were generally based 75% on three-year aggregate earnings per share and 25% on the Committee's evaluation of free cash flow, balance sheet strength, succession planning, shareholder value and the executive officer's performance. The 1996 payouts for several executive officers, including Messrs. Key and Juchatz, both of whom joined Textron in 1995, were for performance share units granted for a two-year performance cycle ending December 28, 1996. Information on the 1996 payouts to the Named Officers of previously granted performance share units is reported in the "LTIP Payouts" column of the Summary Compensation Table on page 15 of this Proxy Statement.

     1996 Performance Share Unit Grants

     For the three-year performance cycle starting at the beginning of 1997, each performance share unit granted and earned under the 1994 Plan will be valued for payment purposes at the market value of Textron Common Stock at the end of the three-year performance period. The Committee recommended to the Board of Directors the number of performance share units to be granted to executive officers for the 1997-1999 performance cycle based on the functions and responsibilities of the executive officer and the executive officer's potential contributions to Textron's profitability and growth. The number of performance share units granted in prior years was taken into consideration in making the new grants, but past corporate performance was not specifically taken into consideration. Grants of 1997-1999 performance share units were made to executive officers within the ranges previously referred to under the heading, "Long-Term Incentive Compensation," on page 11 of this Proxy Statement. The number of 1997-1999 performance share units that will actually be earned will generally be based 75% on earnings per share growth and 25% on the Committee's evaluation of balance sheet strength/asset management, shareholder value (common stock price, book value per common share, dividends, and common stock price performance versus proxy peer group) and the executive officer's individual performance. During 1996, performance share units were also granted to two newly named executive officers for a special 1997-1998 performance cycle and the 1997-1999 performance cycle. Such grants were made as described above. Information on the 1996 grants of performance share units appears in the "Long-Term Incentive Plan Awards in Last Fiscal Year" table on page 17 of this Proxy Statement.

STOCK OWNERSHIP

     An objective of Textron's executive compensation program is to align the financial interests of the executive officers with the best interests of shareholders. The Committee also seeks to promote stock ownership and to base a substantial component of the executive officers' total compensation on the value they generate on behalf of Textron's shareholders.

     In addition to the Long-Term Incentive Plan described above, the Textron Deferred Income Plan, in which all Named Officers participate, provides that annual incentive compensation earned in excess of 100% of target must be deferred in stock units which are equivalent in value to shares of Textron Common Stock. The Deferred Income Plan also provides participants the opportunity to defer up to 25% of base salary and up to 100% of annual and long-term incentive compensation. Elective deferrals may be invested in either an interest bearing account or in a stock unit account. Textron contributes a 25% premium on amounts the executives elect to defer in the stock unit account. At least 50% of elective deferrals must be invested in stock units.

CEO COMPENSATION

     As in the past, in determining the overall level of Mr. Hardymon's compensation and each component thereof, the Committee took into consideration information provided by independent, professional compensation consultants. As reported in the Summary Compensation Table on page 15 of this Proxy Statement, Mr. Hardymon's salary was $1,050,000 for 1996. In determining this amount, the Committee took into account his performance and the fact that Mr. Hardymon's 1995 base salary of $925,000 was at the 60th percentile of compensation paid to chief executive officers at the surveyed companies. The increase for 1996 placed Mr. Hardymon's base salary at approximately the 70th percentile for his position.

     The Committee recommended and the Board approved a 1996 annual incentive award of $1,500,000 reflecting the Committee's assessment of Mr. Hardymon's performance against his objectives. Specifically, the Committee determined that Mr. Hardymon exceeded all of his objectives, including the objectives relative to three of the key financial measurements in the Textron plan: earnings per share, free cash flow and return on equity. Mr. Hardymon's non-financial objectives consisted of (1) maintaining shareholder value at or above that of Textron's proxy peer group, (2) bringing "challenged" divisions to an acceptable return level or rationalizing or divesting them, (3) putting emphasis on the growth (international markets and acquisitions) portion of Textron's long-term strategic plan, (4) developing a thorough plan for the role that Paul Revere will play in the future of Textron, and (5) continuing to maintain the favorable public image enjoyed by Textron with each of its constituencies. All of the non-financial objectives were fully achieved and Mr. Hardymon's performance was considered outstanding by the Committee and the Board. Based on competitive compensation information which the Committee has reviewed, the Committee believes that for 1996, Mr. Hardymon's annual compensation (salary plus annual incentive compensation) was in the top quartile of the surveyed companies, which is consistent with Textron's executive compensation philosophy considering Textron's performance.

     The Committee determined that all of the performance share units granted to Mr. Hardymon for the 1994-1996 performance cycle were earned since aggregate earnings per share (upon which 75% of the award was based) exceeded the targeted level for that period and performance objectives in the following areas (upon which 25% of the award was based) were achieved or exceeded: aggregate three-year free cash flow, balance sheet strength/asset management, succession planning and shareholder value, as measured by common stock prices, book value per common share, annual dividend rate and common stock price versus proxy peer group. The value of the 1994-1996 performance share units earned by Mr. Hardymon was $1,856,800 and was determined by multiplying the number of earned performance share units by the market price of Textron Common Stock for a ten day period following the end of the award period in accordance with the terms of the 1994 Plan. The value of the units earned was favorably impacted by the significant (over 60%) increase in the market value of Textron Common Stock since the units were granted in December 1993.

     Mr. Hardymon received an award of 22,000 performance share units for the 1997-1999 cycle. This award compares to 25,000 performance share units granted for the 1996-1998 cycle. The decrease in the number of the performance share units granted for the 1997-1999 cycle reflects the increased market value of Textron Common Stock. Mr. Hardymon was not granted any stock options in 1994, 1995 or in 1996, and the Committee does not intend to grant him any further stock options. Instead, the Committee granted Mr. Hardymon 500,000 retirement stock incentive units in 1994, designed to retain him and reward him commensurately with total shareholder returns during the five year period ending in 1999. The retirement stock incentive units, which are payable in cash upon retirement, or earlier in certain cases, provide incentive compensation opportunities identical to stock options, since payouts will equal the increase in market price of Textron Common Stock on the date of payment over the market price on the date the units were granted.

     Mr. Hardymon also received compensation under various Textron benefit and compensation plans (see footnotes (2), (4) and (5) to the Summary Compensation Table on page 15 of this Proxy Statement).

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals under a plan which has been approved by shareholders. Performance goals are not objective if the Committee has any discretion to pay amounts in excess of those earned in accordance with the achievement of pre-established performance criteria or to pay such compensation when the performance criteria are not met. Compensation deferred under the Deferred Income Plan for Textron Key Executives is not subject to the $1 million limitation.

     Textron's policy has been to preserve Committee discretion in determining awards earned under Textron's annual and long-term incentive plans. Textron stock options granted under the 1994 Plan do qualify as Performance-Based Compensation. To further reduce the amount of compensation that will not qualify for a tax deduction, the Committee is recommending an amendment to the 1994 Plan to qualify as Performance-Based Compensation awards earned for a major portion of performance share units granted under the 1994 Plan. This amendment is described under the heading "Amendment to Textron 1994 Long-Term Incentive Plan" on page 23 of this Proxy Statement. Textron will continue to preserve Committee discretion under Textron's Annual Incentive Compensation Plan and a portion of the 1994 Plan.

     The Deferred Income Plan for Textron Key Executives encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to defer incentive compensation amounts until the individual's employment with Textron ends, at which time the deductibility of such compensation will not be subject to Section 162(m). In addition, annual incentive compensation payable to executive officers in excess of target levels must be deferred. Consequently, Textron believes that the $1 million limitation of Section 162(m) of the Internal Revenue Code will not have a material effect on Textron's income tax expense in the near term. The Committee will continue to assess the effect of these tax rules on Textron.

     This report is submitted by the Organization and Compensation Committee.

           MARTIN D. WALKER, CHAIRMAN
           H. JESSE ARNELLE
           JOHN D. MACOMBER
           BARBARA SCOTT PREISKEL
           SAM F. SEGNAR

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation of (i) Textron's chief executive officer at the end of 1996 and
(ii) the four most highly compensated executive officers of Textron other than the chief executive officer, who were serving as executive officers at the end of 1996 (collectively, the "Named Officers"), for Textron's 1994, 1995 and 1996 fiscal years. Compensation which was deferred by the Named Officers under Textron's Deferred Income Plan is included below as compensation paid.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                            -------------------------  ------------------------------------------------
                                                                     AWARDS                   PAYOUTS
                                                       -----------------------------------  -----------
                                                          RESTRICTED         SECURITIES        LTIP
NAME AND PRINCIPAL                                       STOCK AWARDS        UNDERLYING       PAYOUTS         ALL OTHER
    POSITION(1)     YEAR    SALARY ($)    BONUS ($)         ($)(4)        OPTIONS/SARS (#)      ($)      COMPENSATION ($)(5)
------------------- -----   ----------   ------------  -----------------  ----------------  -----------  -------------------
J. F. Hardymon      1996    $1,050,000    $1,613,019(2)    $   113,019        $-0-          $1,856,800        $ 348,555
Chairman and        1995      925,000      1,472,000          122,000         -0-            1,449,000          325,393
Chief Executive     1994      825,000      1,000,000        -0-                500,000         481,000          257,878
Officer

L. B. Campbell      1996      600,000        600,000        -0-                 32,000       1,114,080          169,320
President and       1995      530,000        550,000        1,848,438           40,000         514,395          159,016
Chief Operating     1994      450,000        530,000        -0-                 50,000         235,363          138,826
Officer

W. F. Wayland       1996      425,000        357,500(2)         12,500          16,000         631,312          110,647
Executive Vice      1995      385,000        320,000        -0-                 17,500         492,660          105,754
President           1994      350,000        350,000        -0-                 23,000         184,075          100,590
Administration and
Chief Human
Resources Officer

S. L. Key           1996      405,000        340,000        -0-                 16,000         649,880           20,250
Executive Vice      1995      272,700        927,000(3)      1,138,750          37,500         -0-                4,010
President and       1994
Chief Financial
Officer

W.W. Juchatz        1996      340,000        260,000        -0-                 13,000         603,460           17,000
Executive Vice      1995      243,750        890,510(3)      -0-                30,500         -0-                6,634
President and       1994
General Counsel

(1) Mr. Key joined Textron as Executive Vice President and Chief Financial Officer in April 1995. Mr. Juchatz joined Textron as Executive Vice President and General Counsel in April 1995.

(2) The amounts listed as paid to Messrs. Hardymon and Wayland for 1996 include vested contributions made by Textron ($113,019 in the case of Mr. Hardymon, and $12,500 in the case of Mr. Wayland) as a result of their respective elections to defer compensation into the stock unit fund of the Deferred Income Plan.

(3) The amounts listed as paid to Messrs. Key and Juchatz for 1995 include $557,000 and $550,510, respectively, to replace lost compensation awards from their prior employers.

(4) Amounts listed for Messrs. Hardymon and Wayland are not restricted stock but are unvested contributions made by Textron under the Deferred Income Plan as a result of such officers' elections to defer compensation into the stock unit fund of the Deferred Income Plan. These contributions are credited in the form of stock units, which are not actual shares of stock but are units paid in cash with a value that varies with the price of Textron Common Stock.
                                         (footnotes continued on following page)

(footnotes continued from preceding page)
    As of December 28, 1996, 1,551 unvested stock units with a market value of $144,825 were credited to the account of Mr. Hardymon and 173 unvested stock units with a market value of $16,154 were credited to the account of Mr. Wayland. Upon Mr. Hardymon's retirement from Textron on or after November 30, 1999, or if his employment ends earlier because of disability or death, he or his estate will be entitled to receive 50,000 shares of Textron Common Stock, the value of which on December 28, 1996 was $4,668,750. The amount listed for Mr. Campbell was the market value at the time of grant of a retention award, pursuant to which Mr. Campbell will receive the cash equivalent of 25,000 shares of Textron Common Stock provided he remains in Textron's employment through January 1, 2001. As of December 28, 1996, the market value of the 25,000 shares was $2,334,375. The amount listed for Mr. Key was the market value of a stock award, pursuant to which Textron will pay Mr. Key the cash equivalent of 20,000 shares of Textron Common Stock following his retirement provided he retires from Textron at or after age
    65. As of December 28, 1996, the market value of the 20,000 shares was $1,867,500.

(5) Amounts listed as "All Other Compensation" for 1996, are comprised of the following: (i) Textron's contributions under the Textron Savings Plan and the Savings Plan component of the Supplemental Benefits Plan of $52,500, $30,000, $21,250, $20,250, and $17,000 for Messrs. Hardymon, Campbell,
    Wayland, Key and Juchatz, respectively, and (ii) Textron's contributions under the Profit Sharing component of the Supplemental Benefits Plan of $296,055, $139,320 and $89,397 for Messrs. Hardymon, Campbell and Wayland, respectively.

STOCK OPTION GRANTS

     The following table sets forth information on grants of stock options under the 1994 Plan during Textron's 1996 fiscal year to the Named Officers. The number of stock options granted to the Named Officers during Textron's 1996 fiscal year is also listed in the Summary Compensation Table on page 15 of this Proxy Statement in the column entitled "Securities Underlying Options/SARs."

                  STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                                                                          VALUE
                                                     INDIVIDUAL GRANTS                              AT ASSUMED ANNUAL
                                 ----------------------------------------------------------             RATES OF
                                                   PERCENT OF                                          STOCK PRICE
                                    NUMBER           TOTAL                                            APPRECIATION
                                      OF          OPTIONS/SARS     EXERCISE                          FOR OPTION/SARS
                                  SECURITIES       GRANTED TO         OR                               TERM($)(1)
                                  UNDERLYING       EMPLOYEES         BASE                       -------------------------
                                 OPTIONS/SARS      IN FISCAL         PRICE       EXPIRATION        FIVE           TEN
              NAME                GRANTED(#)          YEAR         ($/SHARE)        DATE         PERCENT        PERCENT
-------------------------------- ------------     ------------     ---------     ----------     ----------     ----------
J. F. Hardymon..................    -0-                 --%         $    --             --      $       --     $       --
L. B. Campbell..................    32,000             3.0%           91.75       12/11/06       1,846,435      4,679,229
W. F. Wayland...................    16,000             1.5%           91.75       12/11/06         923,218      2,339,614
S. L. Key.......................    16,000             1.5%           91.75       12/11/06         923,218      2,339,614
W. W. Juchatz...................    13,000             1.2%           91.75       12/11/06         750,114      1,900,937

---------------

(1) The dollar amounts under these columns are the result of calculations at the five percent and ten percent rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Textron Common Stock. At a five percent and ten percent annual rate of stock price appreciation, the stock price would be approximately $149.45 and $237.98, respectively, at the end of the ten-year term of the options.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information, with respect to the Named Officers, concerning: (i) the exercise during Textron's 1996 fiscal year of stock options and (ii) unexercised options held as of the end of Textron's 1996 fiscal year, which were granted to the Named Officers during 1996 and in prior fiscal years under either the 1994 Plan or a predecessor plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                              SHARES                         FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
                             ACQUIRED         VALUE      ---------------------------   ---------------------------
          NAME            ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------  --------------   -----------   -----------   -------------   -----------   -------------
J.F. Hardymon...........         -0-         $   -0-       157,325            -0-       $8,025,334     $     -0-
L.B. Campbell...........         -0-             -0-       127,000         52,000        4,901,000       440,750
W.F. Wayland............         -0-             -0-        51,750         24,750        1,921,391       196,078
S.L. Key................         -0-             -0-        18,750         34,750          534,453       560,453
W. W. Juchatz...........         -0-             -0-        15,249         28,251          435,885       457,084

---------------

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning performance share unit awards made during Textron's 1996 fiscal year to the Named Officers pursuant to the 1994 Plan for the 1997-1999 performance cycle.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                 PERFORMANCE OR
                                 NUMBER OF        OTHER PERIOD
                                PERFORMANCE     UNTIL MATURATION   ESTIMATED FUTURE PAYOUTS UNDER
            NAME              SHARE UNITS (#)       OR PAYOUT       NON-STOCK PRICE BASED PLANS
----------------------------  ---------------   -----------------  ------------------------------
                                                                          TARGET NUMBER OF
                                                                    PERFORMANCE SHARE UNITS (#)
J.F. Hardymon...............       22,000            3 years                   22,000
L.B. Campbell...............       11,000            3 years                   11,000
W.F. Wayland................        5,500            3 years                    5,500
S.L. Key....................        5,500            3 years                    5,500
W.W. Juchatz................        5,100            3 years                    5,100

     The number of performance share units earned by the Named Officers at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Organization and Compensation Committee and will be generally based 75% on earnings per share growth and 25% on discretionary performance measures, including balance sheet strength/asset management, shareholder value and the Named Officer's individual performance. Payouts of performance share units upon attainment of performance targets and measures are determined as described under the heading "Performance Share Units" on page 24 of this Proxy Statement. Payouts, which are made in cash, will be determined by multiplying the number of performance share units earned by the then current market value of Textron Common Stock at the end of the performance period.

PENSION PLAN

     The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Pension Plan formula to persons in the specified remuneration and years of service classifications.

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                              ----------------------------------------------------------------------------
REMUNERATION(1)                  10          15           20            25            30            35
---------------               --------    --------    ----------    ----------    ----------    ----------
  $   500,000    ..........   $ 73,791    $110,687    $  147,582    $  184,478    $  221,374    $  258,269
      600,000    ..........     88,791     133,187       177,582       221,978       266,374       310,769
      750,000    ..........    111,291     166,937       222,582       278,228       333,874       389,519
    1,000,000    ..........    148,791     223,187       297,582       371,978       446,374       520,769
    1,250,000    ..........    186,291     279,437       372,582       465,728       558,874       652,019
    1,500,000    ..........    223,791     335,687       447,581       559,478       671,374       783,269
    1,750,000    ..........    261,291     391,937       522,582       653,228       783,874       914,519
    2,000,000    ..........    298,791     448,187       597,582       746,978       896,374     1,045,769
    2,250,000    ..........    336,291     504,437       672,582       840,728     1,008,874     1,177,019
    2,500,000    ..........    373,791     560,687       747,582       934,478     1,121,374     1,308,269
    2,750,000    ..........    411,291     616,937       822,582     1,028,228     1,233,874     1,439,519
    3,000,000    ..........    448,791     673,187       897,582     1,121,978     1,346,374     1,570,769
    3,250,000    ..........    486,291     729,437       972,582     1,215,728     1,458,874     1,702,019
    3,500,000    ..........    523,791     785,687     1,047,582     1,309,478     1,571,374     1,833,269

---------------

(1) Based on highest consecutive five-year average compensation.

     Benefits under the Textron Pension Plan formula are based upon the salaried employee's highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the "Salary" and "LTIP Payouts" columns, and annual incentive compensation included in the "Bonus" column, of the Summary Compensation Table on page 15 of this Proxy Statement. As of December 28, 1996, the years of credited service for the Named Officers were as follows: Mr. Hardymon, 7 years; Mr. Campbell, 4 years; Mr. Wayland, 12 years; Mr. Key, 2 years; and Mr. Juchatz, 2 years.

     Annual pension amounts shown in the table above are not subject to any offset for Social Security benefits. The Textron Pension Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code of 1986, as amended ("IRC"). To compensate certain Textron executives, including the Named Officers, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including the Named Officers, also participate in the Textron Executive Supplemental Retirement Plan, which provides benefits to participants who remain in the employ of Textron until age sixty-five. Under this plan, the Named Officers are entitled to receive an annual supplemental pension benefit equal to fifty percent of their highest consecutive five-year average compensation reduced by any amounts to which they are entitled under the plans of Textron and any prior employer.

     Under an agreement with Textron, Mr. Campbell is entitled to receive supplemental pension payments in an amount equal to his non-vested benefits accrued under the Textron Pension Plan if his employment is terminated by Textron prior to the completion of five years of service. Under an agreement with Textron, Mr. Wayland is entitled to receive supplemental pension payments equal to the excess, if any, of amounts payable under the provisions of the Textron Pension Plan for the period of his employment plus eight years of additional credited service, over the amounts he actually receives from the plans of Textron and a prior employer. Under an agreement with Textron, Mr. Juchatz will be credited with an additional 12 years of credited service upon completing 5 years of employment with Textron.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     All of the Named Officers have employment contracts with Textron through December 1999 which provide that during the term of the contract, their base salary will not be reduced and they will remain eligible for participation in Textron's executive compensation and benefit plans. The contracts are automatically extended each January for an additional year unless contrary notice is given.

     Certain benefit plans and arrangements in which the Named Officers participate have provisions that will apply in the event of a change in control of Textron under the plans. Generally, a "change of control" under the plans will occur upon (i) any non-Textron person or group becoming the beneficial owner of more than thirty percent of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board ceasing to constitute a majority thereof, (iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than eighty percent of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former executive) will be transferred to each active or former executive or beneficiary. The Supplemental Benefits Plan and the Deferred Income Plan provide that in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. However, supplemental savings accounts under the Supplemental Benefits Plan may be distributed only upon death, disability, retirement or termination from Textron. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The 1994 Plan provides that outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Pension Plan provides that (i) if the Textron Pension Plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the IRC, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract. Mr. Hardymon's retirement stock incentive units and Mr. Campbell's retention award are payable immediately in the event of a change in control of Textron.

TRANSACTIONS WITH MANAGEMENT

     During 1996, Surplus Notes (the "Notes") in the aggregate principal amount of $16,000,000 of Massachusetts Mutual Life Insurance Company, of which Mr. Wheeler is President and chief executive officer, were held in various investment accounts of The Paul Revere Insurance Group. The Notes, which were purchased in the ordinary course of business for the accounts, are due November 15, 2023, and bear interest at the rate of 7.625 percent a year. The maximum outstanding balance of this indebtedness during 1996 was $16,000,000 and the balance outstanding as of January 15, 1997, was $16,000,000. Textron owns approximately 83 percent of The Paul Revere Corporation, the parent corporation of the companies of The Paul Revere Insurance Group. Textron Automotive Company, a Textron subsidiary, has an agreement with Customized Transportation, Inc. ("CTI"), a subsidiary of CSX Corporation, of which Mr. Snow is Chairman, President and chief executive officer, pursuant to which CTI provides third party logistic services to Textron Automotive, including freight rate negotiations and freight bill audits and payments. During 1996, CTI was paid approximately $384,000 for such services. It is expected that fees in 1997 will be approximately the same amount.

                               PERFORMANCE GRAPH

     Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 1991, in Textron Common Stock, Standard & Poor's 500 Stock Index and a peer group index. The cumulative total shareholder return assumes dividends are reinvested. Textron is a global, multi-industry company with market-leading operations in four core business segments -- Aircraft, Automotive, Industrial and Finance. The Company also has operations in Aerospace Systems and Components. The peer group consists of every company in the following Standard & Poor's 500 price index industry groups: aerospace/defense, conglomerates, financial/life insurance, financial/personal loans and manufacturing (diversified industrial). The peer group also includes two diversified companies in comparable industries in the miscellaneous industrials group -- AlliedSignal and TRW, Inc. The companies in the indices are weighted by market capitalization.

  Measurement Period
(Fiscal Year Covered)                        Textron Inc.           S&P 500           Peer Group
Dec. 31, 1991                                   100.00              100.00              100.00
Dec. 31, 1992                                   116.27              107.62              115.68
Dec. 31, 1993                                   154.82              118.46              142.70
Dec. 31, 1994                                   137.54              120.03              143.07
Dec. 31, 1995                                   188.96              165.13              208.36
Dec. 31, 1996                                   269.39              203.05              265.76

                         AMENDMENT OF ARTICLE FOURTH OF
                   THE RESTATED CERTIFICATE OF INCORPORATION

     Subject to approval by the shareholders, the Board of Directors has approved an amendment to Article Fourth of the Restated Certificate of Incorporation to increase the authorized Common Stock from 250,000,000 shares to 500,000,000 shares (the "Proposed Amendment"). If approved, the first sentence of Article Fourth of the Restated Certificate of Incorporation will be amended to read in its entirety as follows:

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 515,000,000 of which 15,000,000 shares, without par value, are to be of a class designated "Preferred Stock" and 500,000,000 shares of the par value of $.125 each are to be of a class designated "Common Stock."

     Subject to approval by the shareholders and the effectiveness of the Proposed Amendment, the Board of Directors has declared a two-for-one stock split (the "Stock Split") in the form of a stock dividend of Common Stock. Pursuant to the Stock Split, one additional share of Common Stock will be issued for each outstanding share of Common Stock, and one additional share of Common Stock will be reserved for each share currently reserved for issuance upon the conversion of convertible securities and exercise of stock options. If the Proposed Amendment is approved by the shareholders, the stock distribution will be made on June 1, 1997 to shareholders of record at the close of business on May 9, 1997. A total of approximately 89.4 million additional shares of Common Stock would be issued as a result of the Stock Split. No change in the number of authorized shares of Preferred Stock is proposed. If the Proposed Amendment is not approved, the Proposed Amendment will not become effective and the Stock Split will not take place.

     As of February 28, 1997, there were 250 million shares of Common Stock authorized, of which approximately 83 million shares were issued and outstanding (exclusive of treasury shares), and 6.4 million shares were reserved for issuance in connection with the conversion of convertible securities and exercise of stock options. Thus, there were approximately 161 million shares of Common Stock available for issuance. Although that is a sufficient number of shares for the Stock Split, in order to maintain, proportionately, the same number of shares available for future issuance after the Stock Split as before the Stock Split, the Proposed Amendment will authorize 250 million additional shares of Common Stock. The Board believes these additional shares will provide future flexibility, although there are no present plans for their use.

     The holders of Common Stock have no preemptive rights as to additional issues of Common Stock or securities convertible into or entitling the holder to purchase Common Stock. The additional authorized shares would be available for issuance in the future for such corporate purposes as the Board of Directors deems advisable from time to time without further action by the shareholders, except to the extent that shareholder approval may be required to meet certain requirements of the IRC, in connection with employee benefit plans and of the New York Stock Exchange in connection with the listing of additional shares.

     The Board of Directors believes that the Stock Split and Proposed Amendment are in the best interests of Textron and its shareholders because it will place the market price of Common Stock in a range more attractive to investors, particularly individuals, and may broaden the market for, and increase the liquidity of, Common Stock.

     In accordance with the terms of Textron's Annual and Long-Term Incentive Plans and other employee benefit and compensation Plans, upon the effectiveness of the Stock Split appropriate adjustments will be made to the number of shares of Common Stock reserved for issuance, the number of shares of Common Stock and performance share units available for future awards, the exercise price of stock options, valuation of performance share units and other awards and performance measures under such plans.

     Under existing law and regulation, the Stock Split will not result in any gain or loss or any other form of taxable income to the shareholders for federal income tax purposes. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares in connection with the Stock Split, and shareholders subject to those laws are urged to consult their tax advisors. A shareholder's basis in his or her shares held before the Stock Split will be allocated between such shares and the new shares for the purpose of determining future gain or loss on a sale of any of the shares, and the holding period of new shares will include the holding period of the shares with respect to which they were issued.

     After the Stock Split, purchases and sales of Common Stock by an individual shareholder may be subject to somewhat higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value because of the greater number of shares of Common Stock outstanding after the Stock Split. However, the Stock Split should also reduce the expenses of buying or selling a single "round lot" of Common Stock in some cases. Textron will incur certain expenses in connection with the Stock Split, such as listing fees and the cost of preparing and delivering to shareholders new certificates representing the additional shares.

     Although an increase in the authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of Textron with another company), immediately after the Stock Split, the number of shares of Common Stock available for future issuance would be, on a proportionate basis, equal to the number of shares of Common Stock available for future issuance prior to the Stock Split. The Proposed Amendment is not the result of any specific effort to accumulate Textron's securities or to obtain control of Textron by means of a merger, tender offer, solicitation in opposition to management or otherwise. Moreover, the Proposed Amendment is not part of a plan by management to adopt a series of amendments to Textron's Restated Certificate of Incorporation or By-Laws, and management has no current intention to propose anti-takeover measures in future proxy solicitations.

     Textron's existing Restated Certificate of Incorporation and By-Laws also include certain other provisions which could be characterized as having an anti-takeover effect. For example, the Restated Certificate of Incorporation and By-Laws classify the Board of Directors into three classes of directors with staggered terms of office, provide that Board vacancies may be filled by the directors remaining in office, provide that the number of directors shall be determined by the Board of Directors, provide that shareholder action may be taken in the absence of a meeting only by the unanimous consent of all shareholders entitled to vote (except certain actions which may be taken solely upon the vote or consent of holders of preferred stock) and provide that special meetings of shareholders may be called only by the chief executive officer or by order of the Board of Directors. Textron's Restated Certificate of Incorporation also requires certain forms of consideration, minimum price and procedural requirements to be met, or alternatively, the vote of holders of 66-2/3 percent of the stock entitled to vote, in order for there to be consummated specified business combinations with certain shareholders, unless such combinations are approved by a majority of continuing directors who are not affiliated with such shareholders. Textron's Restated Certificate of Incorporation does not permit cumulative voting in the election of directors. Textron has also adopted a shareholder rights plan pursuant to the Renewed Rights Agreement, dated as of September 27, 1995, between Textron and First Chicago Trust Company of New York (the "Rights Agreement") which could have a deterrent effect against a takeover of Textron. If the Proposed Amendment is approved and the Stock Split is effected, following the Stock Split and in accordance with the terms of the Rights Agreement, each share of Common Stock (including shares issued pursuant to the Stock Split) will carry one-half a preferred stock purchase right which will trade automatically with the Common Stock and become exercisable only upon the occurrence of certain events which are fully described in the Rights Agreement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT (ITEM 2 ON THE PROXY CARD).

              AMENDMENT TO TEXTRON 1994 LONG-TERM INCENTIVE PLAN.

     On February 23, 1994, the Board of Directors adopted, and on April 27, 1994 the shareholders approved, the Textron 1994 Long-Term Incentive Plan (the "1994 Plan") as part of a continuing program to attract, retain and motivate key employees. Through the grant of awards based on Textron's long-term performance, the 1994 Plan, like Textron's prior long-term incentive plans approved by shareholders in 1982, 1987 and 1990 (which have either expired or under which no further awards may be made), has increased the personal involvement of officers and other selected employees in Textron's continued growth and success. Stock option awards under the 1994 Plan qualify for the Performance-Based Compensation exception under Section 162(m) of the IRC (see discussion under heading "Tax Considerations" on page 14 of this Proxy Statement). To further reduce the amount of compensation that will not qualify for a tax deduction, the Board of Directors has adopted an amendment to the 1994 Plan (the "Amended 1994 Plan"), subject to shareholder approval, to qualify as Performance-Based Compensation performance share unit awards based on performance targets by (i) placing a limitation on the number of performance share units that can be granted to any individual in any award period, (ii) requiring that only objective measures be used in establishing performance targets, (iii) prohibiting awards in excess of 100 percent of the value of performance share units granted to any corporate officer, (iv) requiring that any awards for attainment between the primary and minimum performance targets be determined by a pre-established formula, except that the size of any such awards may be reduced or eliminated but may not be increased, and (v) the Committee will certify prior to payment of awards, that the goals have been attained or satisfied. Performance share units based on discretionary performance measures will continue not to qualify for the Performance-Based Compensation exception. The principal features of the Amended 1994 Plan are described below:

     The Amended 1994 Plan authorizes the granting of awards to key employees of Textron and its related companies in either or both of the following forms: (i) options to purchase Common Stock and (ii) performance share units. Awards may be granted to any key employee of Textron, its divisions or its subsidiaries, including full-time employees who are directors. Directors who are not full-time employees of Textron, its divisions or its subsidiaries are not eligible to receive awards under the 1994 Plan.


     The total number of shares of Common Stock for which options may be granted under the Amended 1994 Plan is 5,000,000, and the maximum number of stock options that may be granted to any individual in any calendar year is 75,000, in each case subject to adjustment as described below. Shares of Common Stock issued upon exercise of options may be either authorized but unissued shares or previously issued shares held in the treasury. The maximum number of performance share units which may be granted under the Amended 1994 Plan is 1,200,000, and the maximum number of performance share units that may be granted to any individual for any award period is 30,000, in each case subject to adjustment as described below. The closing price of Textron Common Stock as reported for New York Stock Exchange Composite Transactions on February 28, 1997, was $98.63.


     The Amended 1994 Plan is administered by the Organization and Compensation Committee of the Board of Directors (the "Committee") which determines the key employees to whom awards will be granted, the form and amount of awards, the dates of grant and the terms and provisions of each award (which need not be identical). No member of the Committee is eligible to receive an award under the Amended 1994 Plan. The Committee members will certify that they are "outside directors" under the IRC definition. The Board of Directors may delegate the Committee's responsibilities to one or more officers or committees of Textron, but all decisions concerning the Amended 1994 Plan that relate to executive officers of Textron are made by the Committee.

STOCK OPTIONS

     The Amended 1994 Plan provides for both incentive stock options ("Incentive Options"), as defined in section 422 of the IRC, and non-qualified options.

     All options granted under the Amended 1994 Plan will be evidenced in writing. Each option will be at a purchase price per share of not less than 100 percent of the fair market value of Common Stock at the time the option is granted. The purchase price must be paid in full at the time of exercise. The purchase price may be paid in cash, in shares of Common Stock with a value equal to the exercise price or in a combination thereof. The term of each option will be for such period as the Committee determines, but no Incentive Option may be exercised later than ten years after the date of grant.

     If an optionee ceases to be an employee during the term of an option, the optionee may exercise the option within specified periods after such termination. Discharge for cause, however, terminates all option rights immediately. In the case of death of an optionee, the option may be exercised by the optionee's estate within one year after death or until expiration of the option, whichever occurs first. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's legal guardian or representative.

PERFORMANCE SHARE UNITS

     Performance share units are fictional shares of Textron Common Stock which are valued for payment purposes at the market value of Textron Common Stock on the date the performance share units are earned.

     All performance share unit grants under the Amended 1994 Plan will be evidenced in writing. In making each grant of performance share units, the Committee will establish the applicable performance targets or measures. With respect to performance share units based on performance targets, the Committee will establish targets only in terms of one or more of the following: Textron's earnings per share, net operating profit, after-tax profit, return on equity, return on invested capital, economic profit, cash flow and shareholder value. Additionally, attainment of a primary performance target will result in the earning of 100 percent of the value of the performance share units related to that target. Awards may not exceed 100 percent of the value of the performance share units for corporate officers only. Failure to attain a minimum performance target will result in the failure to earn any performance share units related to that performance target. Attainment between the primary and minimum performance targets will result in earning a portion of the performance share units related to those performance targets determined by a pre-established mathematical formula. The Committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula. Performance share units based on discretionary performance measures do not qualify as Performance-Based Compensation. Such measures may be expressed in terms of any standard, financial or otherwise, as the Committee may determine. Performance share units related to one or more performance measures shall be earned only as determined by the Committee and may not exceed more than 100% of the value of such units. For purposes of determining whether performance targets have been met, the Committee may equitably restate Textron's earnings per share, net operating profit, return on equity or any other factor utilized in establishing the performance targets to take into account the effect of acquisitions or dispositions, extraordinary and non-recurring events, recapitalizations, stock dividends, stock splits or other similar events or any change in accounting practices, tax laws or other laws or regulations that significantly affect Textron's financial performance. Payment of earned performance share units will be in cash in an amount equal to the product of the number of performance share units earned and the current value of Textron Common Stock for the date on which the performance share units have been earned. Prior to making such payment, the Committee will certify that the goals have been attained or satisfied.

     In the case of the death, disability or normal or early retirement of a grantee more than one year into an award period, performance share units may continue to be earned as if the grantee's employment had not ended. In other cases in which Textron employment ends more than one year into an award period, a former employee will continue to earn related performance share units only as determined by the Committee. Upon any termination of employment for less than acceptable performance, all outstanding performance share units will be cancelled.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the Federal income tax consequences with respect to Incentive Options, non-qualified options and performance share units.

     Incentive Options

     An optionee will not realize taxable income and Textron will not receive any deduction at the time of a grant or exercise of Incentive Options. If shares acquired upon the exercise of Incentive Options are not disposed of within two years from the date of grant, nor within one year from the date of exercise, any gain or loss realized upon disposition of the shares will be treated as long-term capital gain or loss. If the shares received upon exercise of an Incentive Option are disposed of prior to the end of the applicable holding periods described above, the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the price received upon disposition of the shares and (b) the exercise price will be taxable to the optionee as ordinary income in the year in which such disposition occurs, and Textron will be entitled to a deduction in the amount of such ordinary income recognized by the optionee. Any further gain or loss upon disposition will be treated as short-term or long-term capital gain or loss depending on the holding period of the shares. If Incentive Options are exercised with Textron Common Stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock unless such stock was itself received on exercise of Incentive Options and the holding periods described above for the exchanged stock have not been satisfied. To the extent that the aggregate option price of an optionee's Incentive Options which become exercisable in any year exceeds $100,000, such options will be treated as non-qualified options. If Incentive Options are exercised more than three months after the optionee's employment with Textron has ended, the Incentive Options will be treated as non-qualified options. For purposes of the alternative minimum tax only, the excess of the fair market value of the shares at the time of exercise of Incentive Options over the option price will be treated as additional income unless such shares are disposed of in the year of exercise.

     Non-qualified Options

     An optionee will not recognize taxable income and Textron will not receive any deduction at the time of the grant of non-qualified options. Upon the exercise of non-qualified options, the excess of the fair market value on the date of exercise of the shares received over the exercise price for such shares will be taxable to the optionee as ordinary income, and Textron will be entitled to a deduction at that time for the amount of such ordinary income recognized by the optionee. The subsequent sale of such shares by the optionee will be treated as short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the fair market value of the shares at the time of exercise. If options are exercised with Textron Common Stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock and no gain or loss will be recognized with respect to such stock upon such exercise. If additional shares are received by the optionee, the excess of the fair market value of all of the shares received over the sum of the fair market value of all of the shares surrendered and any cash payment made by the optionee upon exercise will be taxable as ordinary income to the optionee and will be deductible by Textron.

     Performance Share Units

     An employee will not recognize taxable income and Textron will not receive any deduction by reason of the grant or award of a performance share unit. The employee will recognize ordinary income equal to the cash paid to the employee at the time a performance share unit is earned and paid, and Textron will be entitled to a deduction for the amount of such ordinary income recognized by the employee.

GENERAL

     In 1996, twenty-two executive officers received awards of performance share units coupled with stock options, one executive officer was granted performance share units only, thirty-two non-executive officers were granted performance share units coupled with stock options and four hundred and fifteen other employees who are not executive officers received stock options without awards of performance share units. Information relating to the most recent prior awards to the Named Officers under the 1994 Plan is contained in the Summary Compensation Table and the Stock Option/SAR Grants in Last Fiscal Year and Long-Term Incentive Plan Awards in Last Fiscal Year tables on pages 15, 16 and 17 of this Proxy Statement.

     The maximum number of shares of Textron Common Stock that may be subject to options, the maximum number of Performance Share Units available for grant, the number of shares of Common Stock covered by each outstanding option or Performance Share Unit and the price per share thereof, and the maximum number of options that may be granted to any individual employee will be adjusted in the event of a recapitalization, stock dividend, stock split or other similar event. In addition, shares which are subject to options which expire unexercised or which are terminated or cancelled will be added to the remaining maximum number of shares of Textron Common Stock that may be subject to options.

     The Board of Directors may at any time terminate the Amended 1994 Plan or any part thereof and may from time to time amend the Amended 1994 Plan as it may deem advisable, but the Board may not, without shareholder approval, increase the aggregate number of shares of Textron Common Stock which may be issued under the Amended 1994 Plan (except as such number may be adjusted in the event of a recapitalization, stock dividend, stock split or similar event), or extend the period during which an Incentive Stock Option may be exercised beyond ten years. Termination or amendment may not, without the consent of the participant, affect the participant's rights under an award previously granted.

     Awards granted under the Amended 1994 Plan are not assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution.

     The Amended 1994 Plan provides that outstanding options will be exercisable immediately and in full, and all outstanding performance share units will be deemed earned and payable immediately and in full, in the event of certain changes in control of Textron described in the Plan, unless determined otherwise by the Committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDED 1994 PLAN (ITEM 3 ON THE PROXY CARD).

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP to audit Textron's consolidated financial statements for 1997, and recommends to the shareholders ratification of the appointment of Ernst & Young LLP as independent auditors for 1997. If this resolution is defeated, the Board of Directors will reconsider its selection. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP (ITEM 4 ON THE PROXY CARD).

                               VOTING OF PROXIES

     Each valid proxy in the enclosed form received by Textron will be voted by the persons named therein. Unless the shareholder specifies otherwise, the shares represented by the proxy will be voted in favor of the election of the five nominees in Class I described in this Proxy Statement on pages 2 through 4. The Board of Directors knows of no reason why any of the nominees so named would be unavailable for election. If any nominee should be unavailable for election by reason of death or otherwise, the proxies may be voted for the election of such other person as may be recommended by the Board of Directors.

     Unless the shareholder specifies otherwise, the shares represented by the proxy will be voted for approval of the Proposed Amendment, for approval of the Amended 1994 Plan and for ratification of the appointment of Ernst & Young LLP as independent auditors. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by delivering a written notice of revocation to the Secretary of Textron or by submitting a subsequent proxy or by voting in person at the meeting.

     The five nominees for director receiving the greatest number of votes cast in person or by proxy will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Approval of the Proposed Amendment, the Amended 1994 Plan and ratification of the appointment of auditors require the favorable vote of a majority of shares present in person at the 1997 annual meeting or represented by proxy and entitled to vote thereon. All shareholders vote as one class, except that approval of the Proposed Amendment also requires the affirmative vote of a majority of the outstanding shares of Common Stock represented at the meeting, voting separately as a class. Abstaining from voting on the Proposed Amendment, the Amended 1994 Plan or the appointment of auditors will have the same effect as voting against such proposals. Broker non-votes on the Proposed Amendment, the Amended 1994 Plan and the ratification of appointment of auditors will not be included in the calculation of shares entitled to vote for such proposals and will have no effect on the outcome.

     Textron's policy on confidential voting provides that no proxy, ballot or voting materials that identify the vote of a specific shareholder will be disclosed to Textron or its directors, officers or employees except (a) as required by law or for the defense of legal proceedings, (b) if the shareholder requests disclosure or (c) in a proxy contest if the party soliciting proxies in opposition does not agree to observe Textron's confidential voting policy. Comments of shareholders written on proxies or ballots are transcribed and provided to the Secretary of Textron. Votes are counted by employees of First Chicago Trust Company of New York, Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of First Chicago Trust Company of New York.

     FOR SAVINGS PLAN PARTICIPANTS: For participants in the Textron Savings Plan (the "TSP") and the Paul Revere Savings Plan (the "PRSP"), the accompanying proxy card indicates the number of shares allocated to the participant's account under the TSP and the PRSP and the number of shares, if any, allocated to the participant's Tax Credit Account under the TSP by Bankers Trust Company, trustee for the TSP and the PRSP ("Bankers Trust"). When a participant's proxy card is returned properly signed, Bankers Trust will vote the participant's proportionate interest in the shares of Common Stock held by Bankers Trust under the TSP and the PRSP in the manner the participant directs, or if the participant makes no direction, Bankers Trust will vote, with respect to the election of directors, the Proposed Amendment, the Amended 1994 Plan and ratification of appointment of auditors, the participant's proportionate interest in the shares of Common Stock held by Bankers Trust under the TSP (except shares allocated to the participant's Tax Credit Account) and the PRSP in proportion to instructions received from other TSP or PRSP participants. Shares allocated to a participant's Tax Credit Account under the TSP will be voted only as the participant directs. For participants in the Textron Canada Savings Plan (the "TCSP") and the Paul Revere Canada Savings Plan (the "PRCSP"), the accompanying proxy card indicates the number of shares allocated to the participant's account under the TCSP and the PRCSP by Royal Trust Corporation of Canada, trustee for the TCSP and the PRCSP ("Royal Trust"). When the participant's proxy card is returned properly signed, Royal Trust will vote such shares in the manner the participant directs, or if the participant makes no direction, Royal Trust will vote with respect to the election of directors, the Proposed Amendment, the Amended 1994 Plan and the ratification of appointment of auditors, all shares of Common Stock allocated to the participant's accounts under the TCSP and the PRCSP in proportion to instructions received from other TCSP or PRCSP participants.

     All such directions will be held in confidence.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

                            SOLICITATION OF PROXIES

     All expenses incurred in connection with this solicitation will be borne by Textron. Textron may request banks and brokers to solicit their customers who have a beneficial interest in Textron's stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitations. In addition to the use of the mails, solicitation may be made by employees of Textron by telephone, other electronic means and personal interview, without additional compensation for such services. Textron has retained D. F. King & Co., Inc. of New York, New York, a proxy soliciting organization, to solicit management proxies for the annual meeting. The fees of such organization in connection therewith are estimated to be $13,000, plus reasonable out-of-pocket expenses.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1998 annual meeting of shareholders must be received by Textron on or before November 12, 1997 for inclusion in the proxy statement and form of proxy relating thereto. Textron's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

                                            By order of the Board of Directors,

                                            /s/ Frederick K. Butler
                                                Frederick K. Butler
                                                Vice President and Secretary

March 12, 1997

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE PROVIDED.

                      [LETTERHEAD OF JAMES F. HARDYMON]
                                                           MARCH 1997

Dear Fellow Participant:


     Textron's Annual Meeting of Shareholders will take place on April 23, 1997. As a participant in a Textron Savings Plan, you are entitled to instruct the Plan's Trustee as to how to vote your shares of Textron stock. YOUR VOTE IS IMPORTANT.

        Enclosed with this letter is the proxy statement for the meeting, along with our 1996 Annual Report to Shareholders, and a voting card. Please complete your voting card and mail it in the enclosed envelope. If the Trustee does not receive this card by April 18, 1997, your shares will be voted in accordance with the provisions of the Plan.

     The subject of each proposal to be voted on is shown on the voting card and is explained in greater detail in the proxy statement. The Board of Directors recommends that you instruct the Trustee to vote FOR the election of the five nominees for Director listed in ITEM 1 and FOR ITEMS 2, 3 AND 4.

     Thank you for your continued support.


                                              Sincerely,


                                             /s/ JAMES F. HARDYMON






Enclosures

                                  TEXTRON INC.
P           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREHOLDERS APRIL 23, 1997
R
     The undersigned hereby appoints James F. Hardymon, Lewis B. Campbell and
O Frederick K. Butler, or any one or more of them, attorneys will full power of substitution and revocation to each, for and in the name of the
X undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron
     Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held April 23, 1997, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

     This card also constitutes voting instructions (i) to the respective Trustees under the Textron Savings Plan and Paul Revere Savings Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the Trustees under such Plans and (ii) to the respective Trustees under the Textron Canada Savings Plan and Paul Revere Canada Savings Plan to vote, in person or by proxy, all shares of Common Stock of Textron Inc. allocated to the accounts of the undersigned under such Plans, in each case as described in the proxy statement.

                                           (CHANGE OF ADDRESS/COMMENTS)

                                  ------------------------------------------

                                  ------------------------------------------

                                  ------------------------------------------

                                  ------------------------------------------
                                  (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

                                                           ----------------
                                                              SEE REVERSE
                                                                  SIDE
                                                           ----------------

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                 [TEXTRON LOGO]

                                 ANNUAL MEETING
                                       OF
                              TEXTRON SHAREHOLDERS

                             THE WORTHINGTON HOTEL
                             ---------------------

                                200 Main Street
                              Fort Worth, TX 76102
                                 (817) 870-1000

     Please mark your
[x]  votes as in this
     example.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed below and FOR proposals 2, 3 and 4, or if this card constitutes voting instructions to a savings plan trustee, such trustee will vote as described in the proxy statement.

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED BELOW AND FOR ALL PROPOSALS.
-----------------------------------------------------------------------------------------------------------------------------------
                 FOR*  WITHHELD FROM ALL           NOMINEES:                                             FOR    AGAINST    ABSTAIN
1. Election of   [ ]        [ ]                 H. Jesse Arnelle    2. Amendment of Restated
   Directors                                     Brian H. Rowe         Certificate of Incorporation to   [ ]      [ ]         [ ]
                                                 Sam F. Segnar         increase number of authorized
                                                Jean Head Sisco        shares of Common Stock
                                                Martin D. Walker
                                                                    3. Amendment to 1994 Long-           [ ]      [ ]         [ ]
* Except vote withheld from the              CHANGE OF ADDRESS/        Term Incentive Plan
  following nominee(s):                 [ ]  COMMENTS ON
                                             REVERSE SIDE.          4. Ratification of appointment       [ ]      [ ]         [ ]
                                                                       of independent auditors

-----------------------------------------------------------------------------------------------------------------------------------

                                                      PLEASE SIGN EXACTLY AS NAME(S) APPEAR HEREON. JOINT OWNERS SHOULD
                                                      EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                                      TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                                                       -----------------------------------------------------------------

                                                       -----------------------------------------------------------------
                                                       SIGNATURE(S)                                             DATE

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                 [TEXTRON LOGO]

                                 ANNUAL MEETING
                                       OF
                              TEXTRON SHAREHOLDERS


                           Wednesday, April 23, 1997
                                   10:30 a.m.


                             The Worthington Hotel
                                200 Main Street
                              Fort Worth, TX 76102


                                IMPORTANT NOTICE
                                ----------------

                    IT IS IMPORTANT THAT YOU VOTE, SIGN AND
                  RETURN THE ABOVE PROXY AS SOON AS POSSIBLE.
                     BY DOING SO, YOU MAY SAVE TEXTRON THE
                      EXPENSE OF ADDITIONAL SOLICITATION.